EXHIBIT 10.1

                       CAMBRIDGE GAS TRANSPORT CORPORATION

                        CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1998

                                    CONTENTS


Report of Independent Certified Public Accountants                      3
Financial Statements
      Consolidated Statement of Financial Condition                     4
      Consolidated Statement of Operations and Retained Earnings        5
      Consolidated Statement of Cash Flows                              6
Notes to Consolidated Financial Statements                         7 - 13

                                       2
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                           LIEBMAN, BRUNO & CICEROLLP
                   1336 FOREST AVENUE, STATEN ISLAND, NY 10302
                                 (718) 273-336-
                               FAX (718) 273-7681


REPORT OF INDEPENDENT CERTIFIED
      PUBLIC ACCOUNTANTS

To the Board of Directors of Cambridge Gas Transport Corporation:

We have audited the accompanying consolidated statement of financial condition of Cambridge Gas Transport Corporation (the "Company") as of December 31,1998, and the related statements of operations and retained earnings, and cash flows for the nine months then ended These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on an these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating ft overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cambridge Gas Transportation Corporation as of December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

Liebman, Bruno & Cicero
Staten Island, New York
January 26, 1999

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
                       Cambridge Gas Transport Corporation
                  Consolidated-Statement of Financial Condition
                                December 31, 1998
ASSETS

Current Assets:
      Restricted cash and cash equivalents                        $ 207,717,897
                                                                  -------------
            TOTAL CURRENT ASSETS                                    207,717,897
                                                                  -------------

Construction in Progress:
      Vessels under construction                                     72,262,570
      capitalized interest on vessels                                 8,081,918
      other Capitalized costs                                        13,950,000
                                                                  -------------
            TOTAL CONSTRUCTION IN PROGRESS                           94,294,488
                                                                  -------------

Other Assets:
      Deferred financing Costs - net of amortization                 12,491,630
      Prepaid marketing fees - net of amortization                      861,676
                                                                  -------------
            TOTAL OTHER ASSETS                                       13,353,306
                                                                  -------------

                  TOTAL ASSETS                                    $ 315,365,691
                                                                  -------------

LIABILITIES AND STOCKHOLDERS EQUITY

Current Liabilities:
      Interest payable and other liabilities                                  0
            TOTAL CURRENT LIABILITIES                                         0

Long-term Liabilities and Debt:
      First priority ship Mortgage notes                            217,000,000
Second priority ship remortgage notes                                87,000,000
      Less: Discount - Warrants net of amortization                  (7,266,821)
                                                                  -------------

                  TOTAL LIABILITIES                                 296,733,179
                                                                  -------------

Stockholders' Equity:
      Common Stock par value $.01, 3,000,000
            shares authorized 2,000,000
            shares issued and outstanding                                20,000
            Additional paid. in capital                              25,452,851
            Retained earnings (Deficit)                             (21,073,688)
            Minority interest                                        14,233,349
                                                                  -------------
                  TOTAL STOCKHOLDERS EQUITY                          18,632,512
                                                                  -------------

TOTAL LIABILITIES AND STOCKHOLDERS EQUITY                         $ 315,365,691
                                                                  -------------

The accompanying notes are an integral part of this statement.

                    Cambridge Gas Transportation Corporation
           Consolidated Statement of Operations and Retained Earnings
                       For the Year Ended December 31,1998

Interest Income                                                    $ 16,356,157
                                                                   ------------

Other income - Miscellaneous                                              6,492
                                                                   ------------

            TOTAL INCOME                                                 16,362
                                                                   ------------

Expanses:
      Interest expense                                               29,210,644
Amortization/Depreciation                                             1,120,152
      Administrative and other expenses                                 837,625
                                                                   ------------

            TOTAL EXPENSES                                           31,168,421
                                                                   ------------

            NET LOSS                                                (14,905,772)

RETAINED EARNINGS, BEGINNING OF PERIOD                               (6,267,916)
                                                                   ------------

RETAINED EARNINGS (DEFICIT) END OF PERIOD                          $(21,073,688)
                                                                   ------------

The accompanying notes are an integral part of this statement.

                                       5
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
                       Cambridge Gas Transport Corporation
                      Consolidated Statement of Cash Flows
                      For the Year Ended December 31, 1998

Cash Flows From Operating Activities
    Net Loss                                                      $ (14,805,772)
    Adjustments to reconcile Net Loss to
Net Cash used in Operating Activities
             Amortization Expense                                     1,944,622
                                                                  -------------

            Net Cash used in Operating Activities                   (12,861,150)
                                                                  -------------

Cash Flows from Investing Activities

      Vessels under construction                                    (27,310,800)
      Capitalized interest an vessels                                (6,219,494)
                                                                  -------------

            NOT CASH USED IN INVESTING ACTIVITIES                   (33,530,294)
                                                                  -------------

NET DECREASE IN CASH AND CASH EQUIVALENTS                           (46,391,444)
                                                                  -------------

Cash at Beginning of Year                                           254,109,341
                                                                  -------------

Cash at End of Year                                               $ 207,717,897
                                                                  -------------


Supplemental data:
      Cash paid for interest                                      $  34,605,667
                                                                  -------------

The accompanying notes are an integral part of this statement

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                    CAMBRIDGE GAS TRANSPORTATION CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

NOTE I: DESCRIPTION OF OPERATION

Cambridge Gas Transport Corporation (the "Company) was formed as a Cayman Island corporation for the purpose of owning 1,200,000 shares of Navigator Holdings PLC ('Holdings") Common Stock in exchange for (i) acting as arranger for Navigator Gas Transport PLC (the "Issuer) AND (ii) management services to be performed by the Manager as agent of the Company prior to the Delivery Date of each vessel pursuant to the Management Agreement,

The Issuer was formed by Holdings as an Isle of Man public limited company for the purpose of establishing, owning and financing the Owners. Each Owner was formed as an Isle of Man private limited company for the purpose of building and operating one of five semi-refrigerated gas carriers and management services to be performed by the Manager as agent of the Company prior to the Delivery Date of each vessel pursuant to the Management Agreement.

On or after the Delivery Date of each Vessel, the operations of each Owner will consist of solely of (i) operating, maintaining, insuring and using die Vessel and conducting activities related thereto, (h) receive payment under charters, contracts of affreightment and other contracts relating to the employment of its Vessel, (iii) receive proceeds from the sale, if any, of the Vessel, (iv) making payments of interest and principal, (y) making payments of Management fees, (vi) Willing its obligations under the Management Agreement and (vii) fulfilling its obligation under its Guarantee.

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION:

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

BASIS OF CONSOLIDATION:

The accompanying consolidated financial statements include the accounts of Cambridge Gas Transport Corporation, Navigator Holdings, PLC, Navigator Gas Transport PLC and each of the shipholding companies. All inter-company accounts and transactions have been eliminated in consolidation.

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
                    CAMBRIDGE GAS TRANSPORTATION CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

VESSELS UNDER CONSTRUCTION

Vessels under construction are capitalized in accordance with contract payments made to the Builders. Vessels under construction also includes service of vessel design, technical supervision, structuring and providing performance bonds, and capitalization of interest incurred during the period of the vessels' construction

DEBT ISSUE COSTS:

Debt issue costs comprise expenses incurred in connection with the issuance of ship mortgage notes. Such expenses are being amortized over the life of the ship mortgage notes using the effective interest method.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The methods and assumptions used in estimating the fair values of financial instruments arc as follows:

RESTRICTED CASH-, The carrying value of the guaranteed investment contract is stated at contract value which approximates fair value. 7be contract is with Pacific Mutual Life Insurance, a California life insurance company. The contract is held in the NAME of the United States Trust Company (the "Trustee") on behalf of the Issuer as the indenture trustee.

SHIP MORTGAGE NOTES: The carrying value of the ship mortgage notes approximates fair value as of December 31, 1998 based upon the current borrowing rates available for financing with similar terms and matures and the short elapsed time between the date of the consolidated -balance sheet and the date of issuance of the ship mortgage notes.

ACCOUNTING ESTIMATES:
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. When recorded, actual results could differ from such estimates. The most significant assumption and estimate relates to vessels under construction. Resulting from a market drop during 1998, the value of the Vessels was devaluated by approximately 10 to 20 percent. Due to the instability of the Market and the shipping industry, such changes were not reflected on the statement of financial condition.

TAXATION:

The Company is exempt from United States federal, state and local income taxes as a registered corporation of the Cayman Islands.

                    CAMBRIDGE GAS TRANSPORTATION CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

NOTE 3 - RESTRICTED CASH AND CASH EQUIVALENTS.

Restricted cash is comprised of a pre-funding and a capitalized interest account. These accounts were established in the name of the Trustee, The net proceeds of the Notes, issued on behalf of the Company were deposited into the accounts in the form of a guaranteed investment contract. Restricted cash will be used primarily for the payments of interest and principal due on the Notes, management fees, and contract payments to the Builders for the construction of the vessels. At December 31, 1998, the aggregated amount of Restricted Cash and Cash Equivalents was $207,717,897.

NOTE 4 - SHIP MORTGAGE NOTES.

The Issuer placed, on August 7, 1997, through a private placement, $217,000,000 aggregate principal amount of 10 1/2% First Priority Ship Mortgage Notes Due 2007 (the "First Priority NOTES") and together with Navigator Holdings PLC ("Holdings) placed 87,000 Units (the "Units"), each Unit consisting of one of the Company's 12% Second Priority Ship Mortgage Notes Due 2007 (a "Second Priority Note" and together with the First Priority Notes, the "Notes') in a principal amount of $1,000 and 7.66 Warrants: (each a. "Warrant"). Each warrant will entitle the holder to purchase one share of Navigator Holdings PLC common stock. The Notes are unconditionally and irrevocably guaranteed by each subsidiary of the Company (collectively, the "Guarantors"). The Notes will bear interest from August 7, 1997 (the "Issue DATE") until the principal thereof is paid or made available for payment. Such interest will be payable semi-annually on June 30 and December 31 of each year, commencing December 31, 1997, to the person in whose name the relevant First Priority Notes or Second Priority Notes are registered at the close of business on the preceding June 15 or December 15

The Notes have priority of payment and axe collateralized by (i) an assignment of each vessel; (ii) in assignment of the pre-funding account and capitalized interest account held by the Trustee; (iii) an assignment of the Building Contracts and technical supervision agreement; (iv) an assignment of the commercial management agreement; (v) an assignment of the management agreement with a Company's affiliate, (vi) an assignment of the performance bonds; (vii) an assignment of the earnings and issuance proceeds related to each vessel and
(viii) certain other collateral

ADDITIONAL NOTES: On the interest payment date following the delivery of the first vessel, if cash is available for distribution in the Revenue Account, as defined in the "Indenture Agreement", to the holder of the Second Priority Notes on such date is insufficient to pay all accrued and unpaid interest on the Second Priority Note, such interest may be paid through the issuance to the holder by the Issuer of additional Second Priority Notes having an aggregate principal amount equal to the deficiency in such available cash; provided further, however, that the Issuer may not issue more than $20.9 million in aggregate principal amount of such additional Second Priority Notes.

                                       9
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                    CAMBRIDGE GAS TRANSPORTATION CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

REDEMPTION:

Optional Redemption

Except as set forth below, the Notes arc not redeemable at the option of the Issuer prior to June 10, 2002. On and after such date, the First Priority Notes and the Second Priority Notes may be redeemed at the option of the Issuer in whole or in part at any time or from time to time, upon not less than 30 days' nor more than 60 days' prior notice Mailed by first-class mail to each holder's registered address, at the redemption prices set forth in the, table below (expressed as a percentage of the principal amount thereof), plus accrued and unpaid interest to the date of redemption (subject to the right of a holder of record on the relevant record date to receive interest due on the relevant interest payment date):

                                                      REDEMPTION PRICE
if redeemed during the 12-month period     ------------------------------------
commencing on June 30, of the years set    FIRST PRIORITY       SECOND PRIORITY
forth below                                     NOTES               NOTES
                                           --------------       ---------------
      2002                                     105.75%             106.00%
      2003                                     103.50              104.00
      2004                                     101.75              102.00
      2005 and thereafter                      100.00              100.00

in addition and, at any time and from time to time prior to June 30. 2000, the Issuer may redeem in the aggregate up to 35% of the original principal amount of each series of Notes, on a pro rata basis, with the proceeds of one or more public equity offerings (with the cash proceeds thereof to the extent actually contributed to the Issuer) following which there exists a public market, at a redemption price (expressed as a percentage of principal amount) of 110.5% (in the case of the First Priority Notes) and 112% (in the case of the Second Priority Notes), plus accrued interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least $100 million aggregate principal amount of First Priority Notes and $45 million aggregate principal amount of Second Priority Notes must remain outstanding after each redemption,

Other than as set forth IN the previous paragraph, the FIRST Priority Notes will prohibit the ISSUER FROM redeeming at the option of the Issuer any Second Priority Notes while the First PRIORITY Notes are OUTSTANDING.

Mandatory Redemption

In the event an Owner elects to terminate its Building Contract because of a material breach thereof by the Builder (including a failure to pay liquidated damages for any delay in the delivery of the related vessel), the Notes of each series will be subject to mandatory

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
                    CAMBRIDGE GAS TRANSPORTATION CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

REDEMPTION

Mandatory Redemption (Continued)

redemption in part, on a pro rata basis, in an aggregate principal amount equal to the Allocated Principal Amount (as defined in "Builders Performance Bond, dated August 7, 1997) of the Notes for such vessel and for each other vessel that has not been accepted by its related Owner as of the date of such termination, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to and including the date of redemption (subject to the tight of a holder of record on the relevant record date to receive interest due on the relevant interest payment date), upon the earlier to occur of (a) the receipt of a refund amount with respect to the related Building Contract(s) and (b) 60 days after the termination of such Building Contract(s) by the related Owner(s).

If a vessel is subject to Total Loss (as defined in the "Indenture Agreement", dated August 7, 1997), the Notes of each series will be subject to mandatory redemption in part, on a pro rata basis, in an aggregate principal amount equal to the Allocated Principal Amount of the Notes FOR SUCH VESSEL, at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption (subject to the right of a holder of record on the relevant record date to receive interest due on the relevant interest payment date), upon the earlier to occur of (a) the receipt of insurance proceeds with respect to such Total Loss and (b) 60 days after such Total Loss was deemed to have occurred.

DEBT COVENANTS:
The Notes include certain covenants that, among other things, limit the ability of the Issuer and the owners to incur additional indebtedness pay dividends or make certain payments, restrict distribution form Owners, sell assets, enter into certain mergers and consolidations, incur liens other than permitted liens and enter into certain transactions with affiliates. Notice of Default In February 1999, the Company was in default under the Indenture for failure to comply with the registration requirement stated in the Indenture. As a result, the Company was required to pay an additional .50% interest to the holders,

NOTE 5 - RELATED PARTY TRANSACTIONS.

a) Arctic Gas S, A. ("Arctic,") is a shipbuilding group responsible for the original design and engineering specification for the Vessels. Arctic was issued 200,000 shares of Holdings common stock in exchange for the vessel design services contributed with a cost basis of $1.0 million (minority interest).

                    CAMBRIDGE GAS TRANSPORTATION CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

NOTE 5 - RELATED PARTY TRANSACTIONS (CONTINUED),

b) GEBAB is a privately owned German company, engaged in a range of shipping activities including project financing. GEBAB, along with its affiliate Martime, will be responsible for technical supervision of the construction, of the vessels. GEBAB was issued 200,000 shares of Holdings common stock in exchange for services contributed.

c) Tractebel Gas Engineering GmbH ("TGE") is an indirect subsidiary of Tractebel S.A., a major Belgium public company engaged in the utility and engineering industries. TGE will design the complex gas plants to be utilized on the vessels. TGE will also supervise the construction and erection of the vessel's gas plants and will act as subcontractor to the main builder and as 9=b will be responsible, for supplying materials for construction of the gas plant and supervising its installation. TGE was issued 200,000 shares of Holdings common stock in exchange for a cash contribution of $10.0 million and payment to TGE to acquire the TGE Performance Bond with a cost basis of $650,000 (minority interest).

d) Xenon Shipping Inc. ("Xenon shipping") is an affiliate of Xenon Shipping AS ("Xenon"). Xenon is a leading Norwegian shipbroker specializing in the petrochemical gas and LPG market. The Company is a 50% shareholder of Xenon. Xenon Shipping was issued 200,000 shares of Holdings common stock in exchange for a cash contribution in the amount of $9.3 million (minority interest).

On August 7, 1997, the amount of $2 million, $1, million to Xenon Shipping Inc., and $1 million to GEBAB, was paid for their services in developing charter contracts for the vessels during the pre-delivery period. The said amount is reflected on the Company's financials, as pre-paid marketing fees and is amortized over the construction period of the Vessels.

NOTE 6 - CONTINGENCIES AND COMMITMENTS

Future contractual payments to be made under the Building contracts for each of the three succeeding fiscal years ending December 3 1, until completion arc as follows:

      1999...............................93,311,900
      2000.............................. 94,208,300

GEBAB (see Note 5), in response to the sale of the Company (see Note 11) threatened litigation citing a breach in the shareholder Agreement. Any pending suit was considered remotely possible. Furthermore, a meeting was held in January of 1999 between the two parties to resolve their differences.

                    CAMBRIDGE GAS TRANSPORTATION CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

NOTE 6 - CONTINGENCIES AND COMMITMENTS (CONTINUED).

During 1998, numerous agreements were reached between Cambridge Holdings LLC and its former partners, whereby 169,467 shares of Navigator Holdings PLC common stock were, to be distributed to the departed partners in settlement of any pending lawsuit. As of December 31, 1998, said shares have not yet been issued. However, the events were reflected in the equity section of the statement of financial condition.

NOTE 7 - STOCKHOLDERS, EQUITY,

On December 14,1998, 100% of the Company was sold to Phoenix International ("Phoenix") for cash consideration and shares of Phoenix common stock.

NOTE 8- CONCENTRATION OF CREDIT RISK:

The Company has no sources for the payment of the principal of and the interest on the Notes except for the pre-funding and capitalized interest accounts held by the Trustee. Accordingly, the Company's ability to pay debt service on the Notes is wholly dependent upon its financial condition, results of operations and cash flows when the vessels are in operation.

NOTE 9 - MANAGEMENT AGREEMENTS;

Each of the Owners entered into a Management Agreement with Navigator Gas Management Limited (an Isle of Man public limited company, the "Manager"), an affiliate of the Company. The Manager will manage their commercial and technical operations, including providing administrative services, causing the compliance of the Owners' covenants in the Notes and monitoring GEBAB's performance under several management agreements entered into between the Owners and certain stockholders. The Manager will receive a fee of $30,000 per annum for each vessel prior to the Delivery Date for such vessels and $120,000 per vessel per annum from and on the Delivery Date for such vessels.

NOTE 10 - REGISTRATION OF THE NOTES:

In connection with the offer of the Notes, the Issuer and the Guarantors entered into a registration rights agreement for the benefit of the holders of the Notes. Pursuant thereof, the Issuer and the Guarantors have agreed to use their best efforts to effect an exchange offer to exchange up to $304,000,000 in aggregate principal amount of the Notes,

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